EXHIBIT 10.2

[__________], 2025

Dear [_______],

iRobot Corporation (the “Company”) is pleased to offer you the opportunity to receive the bonuses described below.

Special Bonus. To incentivize your continued employment with the Company through December 31, 2025 (the “Retention Date”), the Company will pay to you a cash bonus in the total amount of $[_____], less applicable withholding taxes and deductions (the “Special Bonus”), subject to the terms set forth below. The Special Bonus shall be paid to you promptly, and in no event later than thirty (30) days from the date hereof. You are receiving the Special Bonus in lieu of your ability to participate in the Company’s 2025 annual incentive compensation plan (ICP).

If your employment is terminated by the Company for Cause (as defined below) or you voluntarily resign without Good Reason (as defined in your executive employment agreement with the Company) prior to the earlier of (i) the Retention Date or (ii) the closing of a Sale Event (as defined below), you will be required to repay to the Company the after-tax amount of the Special Bonus within ninety (90) days after your termination date. For the avoidance of doubt, the foregoing repayment obligation will not apply if your employment is terminated by the Company without Cause, you resign for Good Reason, if your employment is terminated due to your death or disability, or if you are on a leave of absence due to disability.

Incentive Bonus. You will also be entitled to receive an additional transaction-based incentive bonus upon the closing of a Sale Event, with an opportunity to earn $[_________] at target (the “Incentive Bonus”). The final amount of the Incentive Bonus may be higher or lower as it will be based on the net proceeds of a completed Sale Event. The terms of the Incentive Bonus will be provided to you separately as soon as practicable.

In consideration of the Special Bonus and the Incentive Bonus, you acknowledge and agree that you will continue to be subject to any non-competition, non-solicitation, confidentiality, non-disclosure, non-disparagement or other restrictive covenants set forth in any agreement entered into between you and the Company (or any of its subsidiaries or affiliates).

For purposes of this letter agreement:

“Cause” means (i) an unauthorized use or disclosure by you of the Company’s confidential information or trade secrets (unless permitted by applicable law), or (ii) a material breach of any agreement between you and the Company, in either case, which results in material harm to the Company.

“Sale Event” means any event that would be deemed to be a “Sale Event” as defined in the iRobot Corporation 2018 Stock Option and Incentive Plan, on file with the U.S. Securities and Exchange Commission as Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed March 12, 2025.

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Confidential. We request that you keep this letter agreement confidential. You agree that you will not disclose to others the existence or terms of this letter agreement, except that you may disclose such information to your spouse, attorney or tax adviser.

At-Will Employment. You remain an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company for any reason, at any time, with or without prior notice and with or without Cause. Nothing in this letter agreement changes the nature of that relationship.

Successors and Assigns. This letter agreement will be binding on the Company and any of its successors and assigns.

Governing Law. This letter agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

Entire Agreement. This letter agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral, provided, however, that nothing in this letter agreement shall have any effect on the terms of your executive employment agreement with the Company, which agreement shall remain in full force and effect in accordance with the terms thereof. This letter agreement may be amended or modified only by a written instrument executed by you and the Company.

Please sign below to acknowledge your acceptance of the terms of this letter agreement.
Very truly yours,

________________________
[Name]
[Title]

I hereby acknowledge, accept and agree to the terms of this letter agreement as set forth above.

Executive Signature: _______________________ Date signed:

Executive Name: _______________________

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